FORM 3
                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

====================================================================================================================================
1. Name and Address of Reporting Person* / 2.  Date of Event   / 4. Issuer Name and Ticker or Trading Symbol
                                         /     Requiring       /
                                         /     Statement       /    Student Advantage, Inc. and STAD
   Atlas II, LP                          /     (Month/Day/Year)/
                                         /     05/16/2002      /
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(Last)       (First)       (Middle)      / 3.  IRS or Social   / 5. Relationship of Reporting Person(s)   / 6. If Amendment,
                                         /     Security Number /    to Issuer (Check all applicable)      /    Date of Original
                                         /     of Reporting    /                                          /    (Month/Day/Year)
630 Fifth Avenue, 20th Floor             /     Person          / __ Director           X  10% Owner       /
---------------------------------------- /                     / __ Officer            __ Other           /-------------------------
(Street)                                 /                     /    (give title below)    (Specify below) / 7. Individual or
                                         /                     /                                          /    Joint/Group Filing
                                         /                     /                                          /  (Check applicable line)
                                         /                     /                                          /
New York,              NY        10100   /                     /                                          /    __ Form filed by One
-----------------------------------------/                     /                                          /       Reporting Person
(City)               (State)     (Zip)   /                     /                                          /    X  Form filed by More
                                         /                     /                                          /       than One Reporting
                                         /                     /                                          /       Person
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                                    Table I - Nonderivative Securities Beneficially Owned
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1.  Title of Security (Instr. 4)         / 2. Amount of Securities        / 3. Ownership Form:         / 4. Nature of Indirect
                                         /    Beneficially Owned          /    Direct (D) Indirect (I) /    Beneficial Ownership
                                         /    (Instr. 4)                  /    (Instr. 5)              /    (Instr. 5)
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Common Stock                                  2,411,200                               D(1)                      N/A
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Common Stock                                  2,267,000                               D(2)                      N/A
====================================================================================================================================

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.



       Table II  -  Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
1.  Title of         / 2. Date Exercisable / 3. Title and Amount / 4. Conversion or  / 5. Ownership   / 6. Nature of Indirect
    Derivative       /    and Expiration   /    of Securities    /    Exercise Price /    Form of     /    Beneficial Ownership
    Security         /    Date             /    Underlying       /    of Derivative  /    Derivative  /    (Instr. 5)
    (Instr. 4)       /    (Month/Day/Year) /    Derivative       /    Security       /    Security:   /
                     /                     /    Security         /                   /    Dicerct (D) /
                     /                     /    (Instr. 4)       /                   /    Indirect (I)/
                     /-------------------------------------------/                   /    (Instr.5)   /
                     / Date     / Expir-   /         /  Amt./No. /                   /                /
                     / Exer-    / ation    /         /    of     /                   /                /
                     / cisable  / Date     /  Title  /  Shares   /                   /                /
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Warrants to Purchase   5/7/02    11/1/02    Common    283,375           $0.75              D(2)                 N/A
Common Stock                                Stock
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Warrants to Purchase   5/7/02    11/1/02    Common    283,375           $1.00              D(2)                 N/A
Common Stock                                Stock
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====================================================================================================================================

Explanation of Responses:

(1)  These securities are owned solely by Atlas II, LP.
(2)  These securities are owned solely by Pentagram Partners, who is a member of a "group" with Atlas II, LP for purposes of Section
     13(d) of the Exchange Act.


                                                                                 Atlas II, LP


                                                                                 /S/ RICHARD JACINTO II               5/28/02
                                                                                 -------------------------------      -------------
                                                                                 Richard Jacinto,                     Date
                                                                                 General Partner


* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                            JOINT FILER INFORMATION


                             NAME:  Pentagram Partners

                          ADDRESS: 630 Fifth Avenue, 20th Floor, New York, NY 10100

                 DESIGNATED FILER:  Atlas II, LP

         ISSUER AND TICKER SYMBOL:  Student Advantage, Inc. (STAD)

DATE OF EVENT REQUIRING STATEMENT:  5/16/02

                        SIGNATURE:

PENTAGRAM PARTNERS




/S/ RICHARD JACINTO II                 Date:  5/28/02
----------------------                 -----------------------
Richard Jacinto,
General Partner